EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Gottschalks Inc. on Form S-8 of our report dated March 17, 1994 (March 30, 1994 as to Notes 2 and 4 and April 13, 1994 as to the second paragraph of Note 3), (which expresses an unqualified opinion and includes an explanatory paragraph relating to the outcome of class action lawsuits which cannot presently be determined), appearing in the Annual Report on Form 10-K of Gottschalks Inc. for the year ended January 29, 1994.



/S/ DELOITTE & TOUCHE
DELOITTE & TOUCHE

Fresno, California
July 25, 1994